                                                                     EXHIBIT 16


THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW. THIS SECURITY MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED, EXCEPT IN COMPLIANCE WITH SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

THIS NOTE CONSOLIDATES, AMENDS AND RESTATES IN FULL (1) THAT CERTAIN SENIOR SUBORDINATED NOTE DUE JUNE 30, 2002 IN THE PRINCIPAL AMOUNT OF $4,000,000, (2) THAT CERTAIN CONVERTIBLE REDEEMABLE SENIOR SUBORDINATED NOTE DUE JUNE 30, 2002 IN THE PRINCIPAL AMOUNT OF $3,000,000, AND (3) THAT CERTAIN SENIOR SUBORDINATED NOTE DUE JUNE 30, 2002 IN THE PRINCIPAL AMOUNT OF $1,000,000, AS SUCH NOTES HAVE BEEN AMENDED PRIOR TO THE ISSUANCE HEREOF, ALL PURSUANT TO THAT CERTAIN CREDIT AGREEMENT DATED AS OF FEBRUARY 21, 1997 AMONG THE UNDERSIGNED OBLIGORS AND LEVINE LEICHTMAN CAPITAL PARTNERS, L.P., A CALIFORNIA LIMITED PARTNERSHIP, AND FURTHER DESCRIBED IN SECTION 8 BELOW.

THIS NOTE IS SUBJECT TO THE TERMS AND PROVISIONS OF THE SUBORDINATION AND INTERCREDITOR AGREEMENT EXECUTED BY HOLDER IN FAVOR OF THE CIT GROUP/BUSINESS CREDIT, INC.

                        CONSOLIDATED AMENDED AND RESTATED
                 SENIOR SUBORDINATED NOTE DUE DECEMBER 31, 2001


$7,400,000                                                    February 21, 1997

                  FOR VALUE RECEIVED, MEDIA ARTS GROUP, INC., a Delaware corporation, for itself and as successor by merger to Lightpost Publishing, Inc., a California corporation, and John Hine Studios, Inc., a Texas corporation ("Media Arts"), MAGI ENTERTAINMENT PRODUCTS, INC., a California corporation, THOMAS KINKADE STORES, INC., a California corporation, MAGI SALES, INC., a California corporation, and CALIFORNIA COAST GALLERIES, a California corporation (individually, an "Obligor," and collectively, "Obligors"), jointly and severally hereby promise to pay to the order of Levine Leichtman Capital Partners, L.P., a California limited partnership, or assigns ("Holder"), the principal sum of Seven Million Four Hundred Thousand Dollars ($7,400,000) in immediately available funds and in lawful money of the United States of America as provided below.

                  1. Obligors shall pay interest on the unpaid principal balance of this Note from the date hereof until fully paid at a rate per annum of 13.50%, computed on the basis of the actual number of days elapsed over a 360-day year. Accrued interest shall be due and payable monthly in arrears on the last day of each month beginning on February 28, 1997, with all remaining accrued interest being due and payable when the principal amount hereunder is paid in full. In the event that (a) Obligors fail to make any payment of interest.

                                             CONSOLIDATED AMENDED AND RESTATED
                                             SENIOR SUBORDINATED NOTE
when due (without regard to any grace period), (b) Obligors fail to make any payment of principal when due, or (c) any Event of Default (as defined in the Credit Agreement referred to in SECTION 8 below; all capitalized terms used but not otherwise defined herein are as defined in the Credit Agreement) has occurred and is continuing, then, in any such event, the outstanding principal amount of, premium, if any, and accrued interest on, this Note shall bear interest at a rate per annum of 15.50% (the "Default Rate") from and after the time at which such Event of Default first occurred, computed on the basis of the actual number of days elapsed over a 360-day year, until such payments are made in full (in the cases described in the foregoing CLAUSES (A) and (B)) or until such Event of Default is cured or waived (in the case described in the foregoing CLAUSE (C)).

                  2. Obligors shall make the following payments of principal on this Note:

======================================================================
           PAYMENT DATE                             PRINCIPAL
                                                     PAYMENT
======================================================================
     Initial Date (as defined                             $2,000,000
              below)
----------------------------------------------------------------------
         December 31, 1998                                $  500,000
----------------------------------------------------------------------
           June 30, 1999                                  $  500,000
----------------------------------------------------------------------
         December 31, 1999                                $  550,000
----------------------------------------------------------------------
           June 30, 2000                                  $1,050,000
----------------------------------------------------------------------
         December 31, 2000                                $1,150,000
----------------------------------------------------------------------
           June 30, 2001                                  $1,250,000
----------------------------------------------------------------------
         December 31, 2001                                $  400,000
======================================================================

                  In addition, and subject to Section 1 of the Note and Warrant Amendment Agreement, Obligors shall make, or cause to be made, prepayments of principal on this Note during each fiscal year in an amount equal to 50% of the amount, if any, by which Obligors' aggregate Net Cash Proceeds (as such term is defined below) during such fiscal year exceeds $100,000; provided, that with respect to the fiscal year ending March 31, 1997, only the period from the date hereof through the end of such fiscal year shall be considered in determining the amount of Net Cash Proceeds for such fiscal year. Any such prepayment shall be (a) without premium or penalty, and (b) applied against regularly scheduled principal payments to be made hereunder in inverse order of maturity, and (c) payable, with respect to any fiscal year, (i) within three Business Days after any date during such fiscal year on which the accrued but unpaid Net Cash Proceeds payable to Lender hereunder for such fiscal year is first equal to or greater than $25,000 (it being understood that the foregoing provision shall apply successively during any fiscal year) and (ii) in all cases, on the last Business Day

                                               CONSOLIDATED AMENDED AND RESTATED
                                                        SENIOR SUBORDINATED NOTE
of each fiscal year to the extent that there remains on such date an accrued but unpaid balance owing to Lender on account of Net Cash Proceeds for such fiscal year.

                  In the event the principal payment for a particular payment date set forth above is greater than the outstanding principal balance of this Note as of such payment date, Obligors shall pay the outstanding principal balance of this Note as of such payment date.

                  For purposes of this Note, the following terms shall have the respective meanings set forth below:

                           "Asset Sale" means the sale, from and after the date
hereof, by any Obligor to any person (other than an Obligor or Subsidiary) of any assets of such Obligor, other than (i) inventory sold in the ordinary course of business and (ii) any inventory or other assets owned by JH Texas prior to its merger with Media Arts.

                           "Cash Proceeds" means, with respect to any Asset
Sale, cash payments received from such Asset Sale (including any cash received by way of deferred payment pursuant to a note receivable or otherwise, but only as and when so received).

                           "Initial Date" means the earlier of (i) December 15,
1997, and (ii) five Business Days after receipt by Media Arts of the Tax Refund Proceeds.

                           "Net Cash Proceeds" means, with respect to any Asset
Sale, the Cash Proceeds of such Asset Sale net of (i) the costs of sale (including payment of (A) the outstanding principal amount of, (B) premium or penalty, if any, on, and (C) interest on, any Indebtedness which is (x) either secured by a Lien on the stock or other assets sold (but not including with respect to Liens securing the Indebtedness of CIT) or (y) can be or is accelerated by such sale), (ii) taxes, both domestic and foreign, paid or payable as a result thereof, (iii) any amount required to be paid to any person (other than Obligors and Subsidiaries) owning a beneficial interest in the stock or other assets sold (which amount shall not represent a share of the Cash Proceeds of such Asset Sale in excess of such person's pro rata share of the beneficial ownership of such stock or assets), and (iv) amounts, if any, to be paid to CIT or any other Senior Lender.

                  3. Payment of principal and interest shall be made in lawful money of the United States of America (by wire transfer in funds immediately available at the place of payment) to the account of Holder at: Bank of America, Century City, Private Banking, 2049 Century Park East, Los Angeles, California 90067; ABA No. 121000358; Account No. 1154160916; Attention: Cheryl Stewart; or at any other place of payment that may be designated by Holder in writing prior to the date upon which such payment is due. Any payments due hereunder which fall due on a day which is not a Business Day shall be payable on the first succeeding Business Day and such extension of time shall be included in the computation of interest due hereunder.

                                               CONSOLIDATED AMENDED AND RESTATED
                                                        SENIOR SUBORDINATED NOTE

                  4. This Note may be prepaid at the option of Obligors at any time in whole or in part and, except as otherwise set forth in Section 5 below, such prepayment shall be made without premium or penalty. Any such prepayment shall also include all accrued and unpaid interest through and including the date of such prepayment. Obligors shall give Holder written notice of each prepayment not less than 30 and not more than 60 days prior to the prepayment date. Such notice shall specify the principal amount of this Note to be prepaid on such date.

                  5. Holder may require Obligors to prepay this Note, in whole or in part as requested by Holder, at 102% of the principal amount thereof plus accrued and unpaid interest through and including the date of such prepayment at any time during the 90 day period following the consummation of a transaction which constitutes a Change in Management or Control. "Change in Management or Control" means (i) any transaction or other event (including, without limitation, any merger, consolidation, sale or other transfer of stock or voting rights with respect thereto, issuance of stock, death or other transaction or event) by virtue of which (A) Thomas Kinkade and Kenneth E. Raasch, collectively, cease to beneficially own Common Stock of Media Arts representing at least 35% of the aggregate voting power of Media Arts, or (B) any person or group (as defined in Rule 13d-5(b) promulgated under the Securities Exchange Act of 1934, as amended) acquires beneficial ownership of voting power of Media Arts greater than the aggregate voting power of the shares of Common Stock of Media Arts with respect to which Thomas Kinkade and Kenneth E. Raasch, collectively, have beneficial ownership, (ii) a sale of all or substantially all of the assets of Media Arts in which the controlling stockholders of Media Arts prior to such sale do not have continuing control after such sale, or (iii) any event by virtue of which the individuals who are the Chairman and the Chief Executive Officer of Media Arts as of the Closing Date cease to remain in such offices. Obligors shall give Holder at least 30 days' prior written notice of any transaction or event which would constitute a Change in Management or Control; provided that in the event it is not practicable to give such notice at least 30 days prior to any such transaction or event, Obligors shall give Holder notice of such transaction or event as promptly as may be practicable under the circumstances. Obligors shall further notify Holder of the date on which a Change in Management or Control has occurred within three Business Days after such date and shall, in such notification, inform Holder of Holder's right to require Obligors to prepay this Note as provided in this SECTION 5 and of the date on which such right shall terminate.

                  6. Holder at its option may extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgences without affecting or diminishing Holder's right to recourse against Obligors, which right is expressly reserved.

                  7. Obligors waive presentment for payment, demand, protest, notice of protest and notice of dishonor hereof, and all other notices to which they may be entitled.

                  8. This Note consolidates, amends and restates in full (i) that certain Senior Subordinated Note due June 30, 2002 in the principal amount of $4,000,000, (ii) that

                                               CONSOLIDATED AMENDED AND RESTATED
                                                        SENIOR SUBORDINATED NOTE

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certain Convertible Redeemable Senior Subordinated Note due June 30, 2002 in the
principal amount of $3,000,000 (the "Convertible Note"), and (iii) that certain Senior Subordinated Note due June 30, 2002 in the principal amount of $1,000,000, each of which notes was (A) initially issued pursuant to that certain Securities Purchase Agreement ("Securities Purchase Agreement") dated as of July 7, 1995 by and among certain of the Obligors and Holder, and (B) amended and reissued on March 12, 1996 in connection with the First Amendment to Securities Purchase Agreement ("First Amendment") dated as of March 12, 1996
(and the Convertible Note was further amended pursuant to that certain Warrant and Note Amendment Agreement of even date herewith, which was effective prior to the issuance of this Note). The Securities Purchase Agreement, as amended pursuant to the First Amendment, is being amended and restated pursuant to the terms of that certain Credit Agreement of even date herewith among Obligors and Holder (the "Credit Agreement"). The Credit Agreement provides, among other things, for the acceleration of the maturity of this Note upon the occurrence of an Event of Default as specified therein and incorporated herein by this reference. Holder is entitled to certain benefits and privileges with respect to this Note pursuant to the Credit Agreement. Obligors hereby jointly and severally covenant to comply with the covenants set forth in SECTION 7 of the Credit Agreement, all of which are incorporated herein by this reference.

                  9. This Note is subject to the terms of the CIT Subordination Agreement of even date herewith by and among Obligors, Holder and CIT, pursuant to which this Note is subordinated to the prior payment of certain specified obligations of Obligors to CIT. The provisions of the CIT Subordination Agreement are incorporated herein by this reference. Holder has also agreed, as provided in Section 11.17 of the Credit Agreement, to subordinate (to the extent provided in such Section 11.17) this Note to the prior payment of Permitted Senior Indebtedness held by persons other than CIT. Holder and each assignee of all or any portion of this Note, by accepting this Note, agree to be bound by the terms and provisions of such CIT Subordination Agreement and by the covenant set forth in Section 11.17 of the Credit Agreement.

                  10. This Note is secured by (i) that certain Pledge and Security Agreement by and among certain Obligors and Holder dated March 12, 1996, as amended by that certain First Amendment to Security Agreement of even date herewith, and (b) that certain Assignment for Security of Patents, Trademarks and Copyrights by and among certain Obligors and Holder dated March 12, 1996, as amended by that certain First Amendment to Assignment for Security of Patents, Trademarks and Copyrights of even date herewith.

                  11. Subject to compliance with all applicable federal and state securities laws, and subject to certain restrictions set forth in Section
11.8 of the Credit Agreement, Holder may assign all or any portion of this Note at any time or from time to time without the consent of any Obligor. Each permitted assignment of this Note, in whole or in part, shall be registered on the books of Obligors to be maintained for such purpose, upon surrender of this Note at the principal office of Media Arts, together with appropriate instruments of assignment, duly filled in and executed. Upon such surrender and delivery,

                                               CONSOLIDATED AMENDED AND RESTATED
                                                        SENIOR SUBORDINATED NOTE

Obligors shall execute and deliver within three Business Days a new Note or Notes in the name of the assignee or assignees specified in such assignment and in the denominations specified therein and this Note shall promptly be cancelled. In the event any portion of this Note is not being assigned, Obligors shall issue to Holder within three Business Days a new Note evidencing the portion not so assigned. In the event this Note has been divided and is held at any time by more than one Holder, any payments of principal made pursuant to
SECTION 2, SECTION 4 or SECTION 5 of this Note shall be made pro rata with respect to all outstanding Notes in accordance with the respective principal amounts of such Notes.

                  12. Upon receipt of evidence reasonably satisfactory to Obligors of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to Obligors or, in the case of any such mutilation, upon surrender and cancellation of such Note, Obligors shall make and deliver within three Business Days a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

                  13. Obligors agree to pay all reasonable costs and expenses, including attorneys' fees, expended or incurred by Holder in connection with the enforcement of this Note, the collection of any sums due hereunder, any actions for declaratory relief in any way related to this Note or for the protection or preservation of any rights of Holder under this Note, provided Holder substantially prevails in such enforcement, collection or action.

                  14. The term "Obligors" as used in this Note means and applies equally to each of and all of the entities which have executed this Note as "Obligor" and includes each Obligor individually and all Obligors collectively. Each obligation of any Obligor under this Note shall be joint and several, each with all and also each with any one or more of the others, and may be enforced at the option of Holder against each severally, any two or more jointly, or some severally and some jointly.

                  15. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE IN AND TO BE PERFORMED IN THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

                  16. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES

                                               CONSOLIDATED AMENDED AND RESTATED
                                                        SENIOR SUBORDINATED NOTE

HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO, THIS AGREEMENT OR ANY OF THE RELATED DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                  IN WITNESS WHEREOF, each Obligor has caused this Note to be executed and delivered by its duly authorized representatives on the date first above written.

"OBLIGORS":

MEDIA ARTS GROUP, INC.                      THOMAS KINKADE STORES, INC.


By: /s/ Kenneth E. Raasch                   By: /s/ Kenneth E. Raasch
    ----------------------------                --------------------------
        Kenneth E. Raasch                           Kenneth E. Raasch
        President and CEO                           President and CEO

MAGI ENTERTAINMENT PRODUCTS, INC.,          MAGI SALES, INC.


By:  /s/ Kenneth E. Raasch                  By:  /s/ Kenneth E. Raasch
     --------------------------                  ------------------------
         Kenneth E. Raasch                           Kenneth E. Raasch
         President and CEO                           President and CEO

CALIFORNIA COAST GALLERIES,
INC.

By:  /s/ Kenneth E. Raasch
     --------------------------
         Kenneth E. Raasch
         President and CEO


Acknowledged:

LEVINE LEICHTMAN CAPITAL PARTNERS, INC.

                  on behalf of LEVINE LEICHTMAN
                  CAPITAL PARTNERS, L.P.

By:  /s/ Arthur E. Levine
     -------------------------------
         Arthur E. Levine, President

                                               CONSOLIDATED AMENDED AND RESTATED
                                                        SENIOR SUBORDINATED NOTE



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